Exhibit 99.1

NEWS CORPORATION REPORTS THIRD QUARTER RESULTS FOR FISCAL 2020

FISCAL 2020 THIRD QUARTER KEY FINANCIAL HIGHLIGHTS

•	Revenues were $2.27 billion, an 8% decline compared to $2.46 billion in the prior year

•	Non-cash impairment charges of $1.1 billion, primarily at Foxtel and News America Marketing, led to a net loss of ($1) billion compared to net income of $23 million in the prior year

•	Total Segment EBITDA was $242 million compared to $247 million in the prior year

•	Adjusted Revenues declined 4% and Adjusted Total Segment EBITDA increased 1%

•	Reported EPS were ($1.24) compared to $0.02 in the prior year – Adjusted EPS were $0.03 compared to $0.04 in the prior year

•	Completed the sale of News America Marketing to Charlesbank Capital Partners on May 5th

•

Dow Jones saw 20% growth in digital-only subscribers to over 2.5 million, including 15% growth in digital-only subscribers at The Wall Street Journal, while experiencing record traffic across its digital networks

NEW YORK, NY – May 7, 2020 – News Corporation (“News Corp” or the “Company”) (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) today reported financial results for the three months ended March 31, 2020.

Commenting on the results, Chief Executive Robert Thomson said:

“We are operating in a different, difficult time. Every business and family is facing challenges and our thoughts, in particular, are for those who are suffering deeply and personally from the impact of COVID-19.

Our fiscal third quarter results demonstrate the strength of News Corp and the power of our premium content. We also maintained a robust balance sheet, with $1.4 billion in cash and cash equivalents as of March 31st and an untapped $750 million corporate revolving credit facility, providing a strong foundation for the Company’s future.

Despite the onset of COVID-19, and particularly volatile, adverse currency movements, profitability was relatively stable. Notably, profitability was higher at the News and Information Services segment, fueled by significant digital advertising and subscriber growth at Dow Jones, including The Wall Street Journal, which reached approximately 3 million subscribers in the last week, a new record, with over 2.2 million that are digital-only.

The sale of News America Marketing was completed on May 5th and we are continuing to simplify our Company to highlight the intrinsic value of our core businesses, including the strategic review of our Australian newspaper holdings, focusing on our larger brands and our digital reach.

Clearly the pandemic will have an impact on our results in the Fourth Quarter, but all of our businesses are embarking on cost-cutting programs intended to deal with short-term need but also to ensure that the Company is well-equipped to prosper in a decidedly different business environment after the crisis abates.

There will obviously be an impact on executive compensation, and it is worth noting that bonuses are often the largest cash component for our senior executives. Pay reductions will be led by our Executive Chairman, Rupert

Murdoch, who is voluntarily forgoing his entire cash bonus for the current fiscal year, and as Chief Executive I will forgo 75% of my annual cash bonus. The collective cuts in bonuses and other cost initiatives will have a positive impact on profitability and our cash position.”

THIRD QUARTER RESULTS

The Company reported fiscal 2020 third quarter total revenues of $2.27 billion, 8% lower compared to $2.46 billion in the prior year period. The decline reflects a $78 million, or 3%, negative impact from foreign currency fluctuations. The rest of the decline primarily reflects lower print-related advertising revenues at the News and Information Services segment and lower subscription revenues at Foxtel. Adjusted Revenues (which exclude the foreign currency impact, acquisitions and divestitures as defined in Note 2) declined 4%.

Net loss for the quarter was ($1) billion compared to net income of $23 million in the prior year, reflecting $1.1 billion of non-cash impairment charges, primarily related to a write-down of goodwill and indefinite-lived intangible assets at Foxtel and the reclassification of News America Marketing to assets held for sale.

The Company reported third quarter Total Segment EBITDA of $242 million, a 2% decline compared to $247 million in the prior year. The decline reflects a $14 million, or 6%, negative impact from foreign currency fluctuations. Cost savings at the News and Information Services segment and lower corporate expenses at the Other segment largely offset the revenue decline discussed above. Adjusted Total Segment EBITDA (as defined in Note 2) increased 1%.

Net (loss) income per share attributable to News Corporation stockholders was ($1.24) as compared to $0.02 in the prior year.

Adjusted EPS (as defined in Note 3) were $0.03 compared to $0.04 in the prior year.

SEGMENT REVIEW

	For the three months ended			For the nine months ended
	March 31,			March 31,
	2020	2019	% Change	2020	2019	% Change
	(in millions)		Better/ (Worse)	(in millions)		Better/ (Worse)

Revenues:
News and Information Services	$1,130	$1,224	(8) %	$3,520	$3,729	(6) %
Subscription Video Services	462	539	(14) %	1,477	1,666	(11) %
Book Publishing	412	421	(2) %	1,259	1,335	(6) %
Digital Real Estate Services	261	272	(4) %	827	876	(6) %
Other	1	1	-	2	2	-

Total Revenues	$2,266	$2,457	(8) %	$7,085	$7,608	(7) %

Segment EBITDA:
News and Information Services	$75	$65	15%	$273	$286	(5) %
Subscription Video Services	68	98	(31) %	219	295	(26) %
Book Publishing	55	53	4%	167	209	(20) %
Digital Real Estate Services	74	73	1%	274	299	(8) %
Other	(30)	(42)	29%	(115)	(114)	(1) %

Total Segment EBITDA	$242	$247	(2) %	$818	$975	(16) %

News and Information Services

Revenues in the quarter decreased $94 million, or 8%, as compared to the prior year, reflecting a $25 million, or 2%, negative impact from foreign currency fluctuations. Within the segment, Dow Jones revenues grew 5%, while revenues at News America Marketing, News Corp Australia and News UK declined 16%, 14% and 9%, respectively. Adjusted Revenues for the segment decreased 5% compared to the prior year.

Circulation and subscription revenues increased 1% compared to the prior year, which includes a $10 million, or 2%, negative impact from foreign currency fluctuations. Circulation and subscription revenues again benefited from a healthy contribution from Dow Jones’ consumer products, which saw a 4% increase in circulation revenues, reflecting 20% growth in digital paid subscribers and subscription price increases. Dow Jones’ consumer products reached more than 3.5 million total subscribers, reflecting a 10% increase compared to the prior year. The results also reflect a 5% increase in revenues at Dow Jones’ Professional Information Business, which benefited from 18% growth in its Risk & Compliance products, and higher revenues from content licensing partnerships. Price increases and digital subscriber growth at other mastheads also contributed to the results. These increases were largely offset by lower print volume across the businesses.

Advertising revenues declined 14% compared to the prior year, of which $12 million, or 2%, was related to the negative impact from foreign currency fluctuations. The remainder of the decline was driven by weakness in the print advertising market, lower revenues at News America Marketing and the $14 million estimated negative impact from the COVID-19 pandemic. The decline was partially offset by growth in digital advertising. Advertising revenues at Dow Jones declined 2% in the quarter due to an 18% decline in print advertising, driven by market weakness across conference and traditional sales, partially offset by 25% growth in digital advertising. Advertising revenues represented 22% of total Dow Jones revenues in the quarter, of which 47% was digital.

Segment EBITDA increased $10 million in the quarter, or 15%, as compared to the prior year, reflecting higher contribution from Dow Jones, lower losses at the New York Post and the absence of losses resulting from the sale of Unruly in January 2020. The improvement was partially offset by lower contribution from News America Marketing. Segment EBITDA also included an estimated $11 million negative impact from the COVID-19 pandemic. Adjusted Segment EBITDA (as defined in Note 2) increased 4%.

Digital revenues represented 36% of News and Information Services segment revenues in the quarter, compared to 31% in the prior year. For the quarter, digital revenues for Dow Jones and the newspaper mastheads represented 42% of their combined revenues, and at Dow Jones, digital accounted for 58% of its circulation revenues. Digital subscribers and users across key properties within the News and Information Services segment are summarized below:

•	The Wall Street Journal average daily digital subscribers in the three months ended March 31, 2020 were 2,041,000, compared to 1,775,000 in the prior year (Source: Internal data)
•	Closing digital subscribers at News Corp Australia’s mastheads as of March 31, 2020 were 613,300, compared to 493,200 in the prior year (Source: Internal data)
•	The Times and Sunday Times closing digital subscribers as of March 31, 2020 were 345,000, compared to 286,000 in the prior year (Source: Internal data)
•	The Sun’s digital offering reached approximately 164 million global monthly unique users in March 2020 (Source: Google Analytics; prior year comparable statistic unavailable due to source change)

Subscription Video Services

Revenues in the quarter decreased $77 million, or 14%, compared with the prior year, of which $38 million, or 7%, was due to the negative impact from foreign currency fluctuations. Adjusted Revenues for the segment decreased 7% compared to the prior year. The remainder of the revenue decline was driven by lower subscription revenues due to fewer broadcast subscribers, partially offset by higher revenues from Kayo.

As of March 31, 2020, Foxtel’s total closing subscribers were 2.933 million, an increase of 1% compared to the prior year, primarily due to subscriber growth at Kayo, partially offset by lower broadcast subscribers. 2.208 million of the total closing subscribers were residential and commercial broadcast subscribers, and the remainder consisted of Foxtel Now and Kayo subscribers. As of March 31, 2020, there were 444,000 Kayo subscribers, of which 408,000 were paying subscribers, compared to 199,000 subscribers (148,000 paying) in the prior year. As of May 2nd, there were over 272,000 paying Kayo subscribers, which reflects the impact from the cancellation and/or postponement of sports events as a result of the COVID-19 pandemic. As of March 31, 2020 there were 338,000 Foxtel Now subscribers, of which 317,000 were paying subscribers, compared to 357,000 subscribers (348,000 paying) in the prior year.

Broadcast subscriber churn in the quarter improved to 17.5% from 17.7% in the prior year, primarily driven by improvements at the Foxtel retail channel, partially offset by increased volume of churn from lower-value customers on expiring contracts in wholesale channels. Broadcast ARPU for the quarter was relatively stable at A$79 (US$52).

Segment EBITDA in the quarter decreased $30 million, or 31%, compared with the prior year, primarily due to lower revenues, partially offset by $9 million of lower sports rights and production costs related to the suspension of sporting events due to COVID-19 and lower entertainment license fees. Adjusted Segment EBITDA decreased 24%.

Book Publishing

Revenues in the quarter declined $9 million, or 2%, compared to the prior year, reflecting a $3 million, or 1%, negative impact from foreign currency fluctuations. The remainder of the revenue decline was primarily due to the difficult comparisons to the prior year, which had higher sales of Rachel Hollis’ titles, partially offset by the success of new titles such as Open Book by Jessica Simpson, Find Your Path by Carrie Underwood and Profiles in Corruption by Peter Schweizer. Digital sales increased 3% compared to the prior year, primarily due to growth in downloadable audiobooks, and represented 23% of Consumer revenues for the quarter. Segment EBITDA for the quarter increased $2 million, or 4%, compared to the prior year, primarily due to the different mix of titles. Adjusted Segment EBITDA increased 6%.

Digital Real Estate Services

Revenues in the quarter declined $11 million, or 4%, compared to the prior year, of which foreign currency fluctuations had a negative impact of $12 million, or 4%. The decline also reflects the negative impact from the COVID-19 pandemic, primarily at Move, as discussed below. Segment EBITDA in the quarter increased 1% compared to the prior year, as an increase in financial services revenues at REA Group and lower costs were nearly offset by the $7 million, or 10%, negative impact from foreign currency fluctuations. Adjusted Revenues were flat and Adjusted Segment EBITDA increased 9%.

In the quarter, revenues at REA Group decreased 5% to $143 million from $151 million in the prior year, primarily due to the $12 million negative impact from foreign currency fluctuations, partially offset by higher revenues from its financial services business.

Move’s revenues in the quarter decreased 2% to $118 million from $121 million in the prior year, due to an estimated $6 million negative impact from COVID-19, primarily as a result of the customer relief measures referenced below, as well as lower software and services revenue. Real estate revenues, which represented 81% of total Move revenues, were flat as growth in its performance-based Opcity product was offset by lower revenues from its lead generation product resulting from the transfer of leads to Opcity and customer billing relief measures instituted in March related to COVID-19. Based on Move’s internal data, average monthly unique users of realtor.com®’s web and mobile sites for the fiscal third quarter grew 6% year-over-year to approximately 68 million.

CASH FLOW

The following table presents a reconciliation of net cash provided by operating activities to free cash flow available to News Corporation:

	For the nine months ended March 31,
	2020	2019
	(in millions)

Net cash provided by operating activities	$462	$661
Less: Capital expenditures	(335)	(417)

	127	244
Less: REA Group free cash flow	(129)	(164)
Plus: Cash dividends received from REA Group	65	69

Free cash flow available to News Corporation	$63	$149

Net cash provided by operating activities of $462 million for the nine months ended March 31, 2020 was $199 million lower than $661 million in the prior year period, primarily due to lower Total Segment EBITDA as noted above and lower cash distributions received from affiliates.

Free cash flow available to News Corporation in the nine months ended March 31, 2020 was $63 million compared to $149 million in the prior year period. The decline was primarily due to lower cash provided by operating activities, as mentioned above, partially offset by lower capital expenditures. Foxtel’s capital expenditures for the nine months ended March 31, 2020 were $171 million, compared to $223 million in the prior year period. We expect total capital expenditures in fiscal 2020 to be approximately $435 million, which includes an anticipated 35 to 40% reduction in capital expenditures at Foxtel. As a result, we continue to expect that free cash flow available to News Corporation will be higher in the second half of the fiscal year.

Free cash flow available to News Corporation is a non-GAAP financial measure defined as net cash provided by operating activities, less capital expenditures (“free cash flow”), less REA Group free cash flow, plus cash dividends received from REA Group.

The Company considers free cash flow available to News Corporation to provide useful information to management and investors about the amount of cash that is available to be used to strengthen the Company’s balance sheet and for strategic opportunities including, among others, investing in the Company’s business, strategic acquisitions, dividend payouts and repurchasing stock. The Company believes excluding REA Group’s free cash flow and including dividends received from REA Group provides users of its consolidated financial statements with a measure of the amount of cash flow that is readily available to the Company, as REA Group is a separately listed public company in Australia and must declare a dividend in order for the Company to have access to its share of REA Group’s cash balance. The Company believes free cash flow available to News Corporation provides a more conservative view of the Company’s free cash flow because this presentation includes only that amount of cash the Company actually receives from REA Group, which has generally been lower than the Company’s unadjusted free cash flow. A limitation of free cash flow available to News Corporation is that it does not represent the total increase or decrease in the cash balance for the period. Management compensates for the limitation of free cash flow available to News Corporation by also relying on the net change in cash and cash equivalents as presented in the Company’s consolidated statements of cash flows prepared in accordance with GAAP which incorporates all cash movements during the period.

OTHER ITEMS

COVID-19 Impact

The impact of the COVID-19 pandemic and measures to prevent its spread have created significant volatility, uncertainty and economic disruption and are affecting the Company’s businesses in a number of ways, as detailed in the Company’s Current Report on Form 8-K filed on April 13, 2020. While these effects were not material to the Company’s results of operations for the three and nine months ended March 31, 2020, as they began to materialize toward the end of the quarter, the Company expects a more significant impact in the fourth quarter of fiscal 2020, particularly as containment measures in a number of its operating geographies have been extended into May or beyond. As of the date of this release, the Company has observed the following effects on its businesses:

News and Information Services: We have seen, and expect to continue to see, adverse effects on advertising and single-copy sales revenues as a result of widespread business closures, social distancing measures and economic uncertainty. In April, advertising revenues at Dow Jones declined more than 20% from the prior year, although digital advertising only declined modestly. Advertising revenues at News Corp Australia and News UK declined more than 45%, including an approximately 5% negative impact from foreign currency fluctuations. We have also continued to see strong growth in digital subscribers across our key properties in April, including over 20% year-over-year growth in digital-only subscribers at The Wall Street Journal.

Subscription Video Services: While broadcast churn in April was fairly stable, we expect the continued suspension of major sporting events to adversely impact customer churn going forward and/or result in fewer subscribers to our sports services in the near-term, including at Kayo, where we saw a sharp decline in paid subscribers, as noted above. Closures of pubs and clubs and lower occupancy at hotels throughout Australia have also adversely impacted, and are expected to continue to adversely impact, commercial subscription revenues.

Book Publishing: The retail market continued to be adversely affected by government restrictions globally. However, online sales have been strong in recent weeks and e-books have returned to growth.

Digital Real Estate Services: We have seen, and expect to continue to see, declines in new listings and real estate transactions as a result of social distancing measures and business closures, as well as general economic uncertainty. At REA Group, national residential listings in April declined 33% from the prior year. We also expect continued adverse impacts on revenues related to the proactive billing relief measures for customers.

The Company has taken various steps intended to offset the impact of COVID-19 by reducing variable costs and implementing cost-savings initiatives across its businesses. These initiatives include, but are not limited to, significant reductions in discretionary spending, non-essential capital expenditures and headcount, as well as transitioning certain newspaper operations to digital-only.

The ultimate impact of the COVID-19 pandemic, including the extent of adverse impacts on the Company’s business, results of operations and financial condition, is highly uncertain and cannot be predicted. Additional information regarding risks related to the COVID-19 pandemic will be addressed in the Form 10-Q for the quarter ended March 31, 2020.

Subsequent Events

News America Marketing

On March 31, 2020, the Company entered into a definitive agreement for the sale of its News America Marketing business, which was completed on May 5, 2020.

REA Group Credit Facility

In April 2020, REA Group entered into a new A$148.5 million working capital facility and an A$20 million overdraft facility.

COMPARISON OF NON-GAAP TO U.S. GAAP INFORMATION

Adjusted Revenues, Total Segment EBITDA, Adjusted Total Segment EBITDA, Adjusted Segment EBITDA, adjusted net income attributable to News Corporation stockholders, Adjusted EPS and free cash flow available to News Corporation are non-GAAP financial measures contained in this earnings release. The Company believes these measures are important tools for investors and analysts to use in assessing the Company’s underlying business performance and to provide for more meaningful comparisons of the Company’s operating performance between periods. These measures also allow investors and analysts to view the Company’s business from the same perspective as Company management. These non-GAAP measures may be different than similar measures used by other companies and should be considered in addition to, not as a substitute for, measures of financial performance calculated in accordance with GAAP. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are included in Notes 1, 2 and 3 and the reconciliation of net cash provided by operating activities to free cash flow available to News Corporation is included above.

Conference call

News Corporation’s earnings conference call can be heard live at 5:00pm EDT on May 7, 2020. To listen to the call, please visit http://investors.newscorp.com.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding trends and uncertainties affecting the Company’s business, results of operations and financial condition, including expected impacts from the recent COVID-19 pandemic and related public health measures, the Company’s strategy and strategic initiatives, including potential acquisitions, investments and dispositions and the outcome of contingencies such as litigation and investigations. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to the risks and uncertainties related to COVID-19 and the risks, uncertainties and other factors described in the Company’s filings with the Securities and Exchange Commission (many of which may be amplified by COVID-19). The ultimate impact of the COVID-19 pandemic, including the extent of adverse impacts on the Company’s business, results of operations, cash flows and financial condition, will depend on, among other things, the severity, duration and spread of the pandemic, the impact of governmental actions and business and consumer behavior in response to the pandemic, the effectiveness of actions taken to contain or mitigate the outbreak, the resulting global economic conditions and how quickly and to what extent normal economic and operating conditions can resume, all of which are highly uncertain and cannot be predicted. More detailed information about this and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have and do not undertake any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, and we expressly disclaim any such obligation, except as required by law or regulation.

About News Corporation

News Corp (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content and other products and services. The company comprises businesses across a range of media, including: news and information services, subscription video services in Australia, book publishing and digital real estate services. Headquartered in New York, News Corp operates primarily in the United States, Australia, and the United Kingdom, and its content and other products and services are distributed and consumed worldwide. More information is available at: www.newscorp.com.

Contacts:
Investor Relations	Corporate Communications
Michael Florin	Jim Kennedy
212-416-3363	212-416-4064
mflorin@newscorp.com	jkennedy@newscorp.com

Leslie Kim

212-416-4529

lkim@newscorp.com

NEWS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions, except per share amounts)

	For the three months ended March 31,		For the nine months ended March 31,
	2020	2019	2020	2019

Revenues:
Circulation and subscription	$966	$1,025	$2,951	$3,088
Advertising	576	670	1,861	2,052
Consumer	396	403	1,204	1,281
Real estate	209	218	669	693
Other	119	141	400	494

Total Revenues	2,266	2,457	7,085	7,608

Operating expenses	(1,281)	(1,400)	(3,968)	(4,224)
Selling, general and administrative	(743)	(810)	(2,299)	(2,409)
Depreciation and amortization	(160)	(168)	(484)	(494)
Impairment and restructuring charges	(1,125)	(34)	(1,451)	(71)
Equity losses of affiliates	(7)	(4)	(12)	(13)
Interest expense, net	(9)	(14)	(13)	(45)
Other, net	13	3	19	30

(Loss) income before income tax benefit (expense)	(1,046)	30	(1,123)	382
Income tax benefit (expense)	10	(7)	(21)	(112)

Net (loss) income	(1,036)	23	(1,144)	270
Less: Net loss (income) attributable to noncontrolling interests	306	(13)	272	(64)

Net (loss) income attributable to News Corporation stockholders	$(730)	$10	$(872)	$206

Weighted average shares outstanding:
Basic	588	585	588	585
Diluted	588	589	588	587

Net (loss) income attributable to News Corporation stockholders per share - basic and diluted	$(1.24)	$0.02	$(1.48)	$0.35

NEWS CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	As of March 31, 2020	As of June 30, 2019
ASSETS
Current assets:
Cash and cash equivalents	$1,388	$1,643
Receivables, net	1,237	1,544
Inventory, net	363	348
Other current assets	753	515

Total current assets	3,741	4,050

Non-current assets:
Investments	325	335
Property, plant and equipment, net	2,225	2,554
Operating lease right-of-use assets	1,191	-
Intangible assets, net	1,846	2,426
Goodwill	3,831	5,147
Deferred income tax assets	306	269
Other non-current assets	963	930

Total assets	$14,428	$15,711

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$342	$411
Accrued expenses	981	1,328
Deferred revenue	387	428
Current borrowings	-	449
Other current liabilities	979	724

Total current liabilities	2,689	3,340

Non-current liabilities:
Borrowings	1,115	1,004
Retirement benefit obligations	248	266
Deferred income tax liabilities	238	295
Operating lease liabilities	1,249	-
Other non-current liabilities	321	495

Commitments and contingencies

Equity:
Class A common stock	4	4
Class B common stock	2	2
Additional paid-in capital	12,137	12,243
Accumulated deficit	(2,845)	(1,979)
Accumulated other comprehensive loss	(1,466)	(1,126)

Total News Corporation stockholders’ equity	7,832	9,144
Noncontrolling interests	736	1,167

Total equity	8,568	10,311

Total liabilities and equity	$14,428	$15,711

NEWS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	For the nine months ended March 31,
	2020	2019
Operating activities:
Net (loss) income	$(1,144)	$270

Adjustments to reconcile net (loss) income to cash provided by operating activities:
Depreciation and amortization	484	494
Operating lease expense	128	-
Equity losses of affiliates	12	13
Cash distributions received from affiliates	7	30
Impairment charges	1,398	9
Other, net	(19)	(30)
Deferred income taxes and taxes payable	(67)	22
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(1,593)	37
Inventories, net	(47)	(74)
Accounts payable and other liabilities	1,303	(110)

Net cash provided by operating activities	462	661

Investing activities:
Capital expenditures	(335)	(417)
Acquisitions, net of cash acquired	(2)	(187)
Investments in equity affiliates and other	4	(36)
Proceeds from business dispositions	(7)	50
Proceeds from property, plant and equipment and other asset dispositions	10	49
Other, net	3	18

Net cash used in investing activities	(327)	(523)

Financing activities:
Borrowings	925	450
Repayment of borrowings	(1,161)	(801)
Dividends paid	(100)	(102)
Other, net	(5)	(48)

Net cash used in financing activities	(341)	(501)

Net change in cash and cash equivalents, including cash classified within current assets held for sale	(206)	(363)

Less: Net change in cash classified within current assets held for sale	(10)	-
Cash and cash equivalents, beginning of period	1,643	2,034
Exchange movement on opening cash balance	(39)	(23)

Cash and cash equivalents, end of period	$1,388	$1,648

NOTE 1 – TOTAL SEGMENT EBITDA

Segment EBITDA is defined as revenues less operating expenses and selling, general and administrative expenses. Segment EBITDA does not include: depreciation and amortization, impairment and restructuring charges, equity losses of affiliates, interest (expense) income, net, other, net and income tax (expense) benefit. Management believes that Segment EBITDA is an appropriate measure for evaluating the operating performance of the Company’s business segments because it is the primary measure used by the Company’s chief operating decision maker to evaluate the performance of and allocate resources within the Company’s businesses. Segment EBITDA provides management, investors and equity analysts with a measure to analyze the operating performance of each of the Company’s business segments and its enterprise value against historical data and competitors’ data, although historical results may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).

Total Segment EBITDA is a non-GAAP measure and should be considered in addition to, not as a substitute for, net income (loss), cash flow and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements and excludes items, such as depreciation and amortization and impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. The Company believes that the presentation of Total Segment EBITDA provides useful information regarding the Company’s operations and other factors that affect the Company’s reported results. Specifically, the Company believes that by excluding certain one-time or non-cash items such as impairment and restructuring charges and depreciation and amortization, as well as potential distortions between periods caused by factors such as financing and capital structures and changes in tax positions or regimes, the Company provides users of its consolidated financial statements with insight into both its core operations as well as the factors that affect reported results between periods but which the Company believes are not representative of its core business. As a result, users of the Company’s consolidated financial statements are better able to evaluate changes in the core operating results of the Company across different periods. The following tables reconcile net (loss) income to Total Segment EBITDA.

	For the three months ended March 31,
	2020	2019	Change	% Change
	(in millions)
Net (loss) income	$(1,036)	$23	$(1,059)	**
Add:
Income tax (benefit) expense	(10)	7	(17)	**
Other, net	(13)	(3)	(10)	**
Interest expense, net	9	14	(5)	(36)%
Equity losses of affiliates	7	4	3	75%
Impairment and restructuring charges	1,125	34	1,091	**
Depreciation and amortization	160	168	(8)	(5)%

Total Segment EBITDA	$242	$247	$(5)	(2)%

** - Not meaningful

	For the nine months ended March 31,
	2020	2019	Change	% Change
	(in millions)
Net (loss) income	$(1,144)	$270	$(1,414)	**
Add:
Income tax expense	21	112	(91)	(81)%
Other, net	(19)	(30)	11	37%
Interest expense, net	13	45	(32)	(71)%
Equity losses of affiliates	12	13	(1)	(8)%
Impairment and restructuring charges	1,451	71	1,380	**
Depreciation and amortization	484	494	(10)	(2)%

Total Segment EBITDA	$818	$975	$(157)	(16)%

** - Not meaningful

NOTE 2 – ADJUSTED REVENUES, ADJUSTED TOTAL SEGMENT EBITDA AND ADJUSTED SEGMENT EBITDA

The Company uses revenues, Total Segment EBITDA and Segment EBITDA excluding the impact of acquisitions, divestitures, fees and costs, net of indemnification, related to the claims and investigations arising out of certain conduct at The News of the World (the “U.K. Newspaper Matters”) and foreign currency fluctuations (“Adjusted Revenues,” “Adjusted Total Segment EBITDA” and “Adjusted Segment EBITDA,” respectively) to evaluate the performance of the Company’s core business operations exclusive of certain items that impact the comparability of results from period to period such as the unpredictability and volatility of currency fluctuations. The Company calculates the impact of foreign currency fluctuations for businesses reporting in currencies other than the U.S. dollar by multiplying the results for each quarter in the current period by the difference between the average exchange rate for that quarter and the average exchange rate in effect during the corresponding quarter of the prior year and totaling the impact for all quarters in the current period.

The calculation of Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for amounts determined under GAAP as measures of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following tables reconcile reported revenues and reported Total Segment EBITDA to Adjusted Revenues and Adjusted Total Segment EBITDA for the three and nine months ended March 31, 2020 and 2019.

	Revenues			Total Segment EBITDA
	For the three months ended March 31,			For the three months ended March 31,
	2020	2019	Difference	2020	2019	Difference
	(in millions)			(in millions)
As reported	$2,266	$2,457	$(191)	$242	$247	$(5)
Impact of acquisitions	(3)	-	(3)	-	-	-
Impact of divestitures	(1)	(12)	11	1	9	(8)
Impact of foreign currency fluctuations	78	-	78	14	-	14
Net impact of U.K. Newspaper Matters	-	-	-	4	2	2

As adjusted	$2,340	$2,445	$(105)	$261	$258	$3

	Revenues			Total Segment EBITDA
	For the nine months ended			For the nine months ended
	March 31,			March 31,
	2020	2019	Difference	2020	2019	Difference
	(in millions)			(in millions)
As reported	$7,085	$7,608	$(523)	$818	$975	$(157)
Impact of acquisitions	(24)	-	(24)	13	-	13
Impact of divestitures	(29)	(52)	23	9	15	(6)
Impact of foreign currency fluctuations	212	-	212	37	-	37
Net impact of U.K. Newspaper Matters	-	-	-	5	8	(3)

As adjusted	$7,244	$7,556	$(312)	$882	$998	$(116)

Foreign Exchange Rates

Average foreign exchange rates used in the calculation of the impact of foreign currency fluctuations for each of the three month periods in the nine months ended March 31, 2020 and 2019 are as follows:

	Fiscal Year 2020
	Q1	Q2	Q3
U.S. Dollar / Australian Dollar	0.69	0.68	0.66
U.S. Dollar / British Pound Sterling	1.23	1.29	1.28

	Fiscal Year 2019
	Q1	Q2	Q3
U.S. Dollar / Australian Dollar	0.73	0.72	0.71
U.S. Dollar / British Pound Sterling	1.30	1.29	1.30

Adjusted Revenues and Adjusted Segment EBITDA by segment for the three and nine months ended March 31, 2020 and 2019 are as follows:

	For the three months ended March 31,
	2020	2019	% Change
	(in millions)		Better/(Worse)

Adjusted Revenues:
News and Information Services	$1,153	$1,212	(5) %
Subscription Video Services	500	539	(7) %
Book Publishing	415	421	(1) %
Digital Real Estate Services	271	272	-
Other	1	1	-

Adjusted Total Revenues	$2,340	$2,445	(4) %

Adjusted Segment EBITDA:
News and Information Services	$76	$73	4%
Subscription Video Services	74	98	(24) %
Book Publishing	56	53	6%
Digital Real Estate Services	81	74	9%
Other	(26)	(40)	35%

Adjusted Total Segment EBITDA	$261	$258	1%

	For the nine months ended March 31,
	2020	2019	% Change
	(in millions)		Better/(Worse)

Adjusted Revenues:
News and Information Services	$3,552	$3,680	(3) %
Subscription Video Services	1,574	1,666	(6) %
Book Publishing	1,269	1,335	(5) %
Digital Real Estate Services	847	873	(3) %
Other	2	2	-

Adjusted Total Revenues	$7,244	$7,556	(4) %

Adjusted Segment EBITDA:
News and Information Services	$282	$298	(5) %
Subscription Video Services	234	295	(21) %
Book Publishing	168	209	(20) %
Digital Real Estate Services	308	302	2%
Other	(110)	(106)	(4) %

Adjusted Total Segment EBITDA	$882	$998	(12) %

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the three months ended March 31, 2020 and 2019.

	For the three months ended March 31, 2020

	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)

Revenues:
News and Information Services	$1,130	$(1)	$(1)	$25	$-	$1,153
Subscription Video Services	462	-	-	38	-	500
Book Publishing	412	-	-	3	-	415
Digital Real Estate Services	261	(2)	-	12	-	271
Other	1	-	-	-	-	1

Total Revenues	$2,266	$(3)	$(1)	$78	$-	$2,340

Segment EBITDA:
News and Information Services	$75	$-	$1	$-	$-	$76
Subscription Video Services	68	-	-	6	-	74
Book Publishing	55	-	-	1	-	56
Digital Real Estate Services	74	-	-	7	-	81
Other	(30)	-	-	-	4	(26)

Total Segment EBITDA	$242	$-	$1	$14	$4	$261

	For the three months ended March 31, 2019

	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)

Revenues:
News and Information Services	$1,224	$-	$(12)	$-	$-	$1,212
Subscription Video Services	539	-	-	-	-	539
Book Publishing	421	-	-	-	-	421
Digital Real Estate Services	272	-	-	-	-	272
Other	1	-	-	-	-	1

Total Revenues	$2,457	$-	$(12)	$-	$-	$2,445

Segment EBITDA:
News and Information Services	$65	$-	$8	$-	$-	$73
Subscription Video Services	98	-	-	-	-	98
Book Publishing	53	-	-	-	-	53
Digital Real Estate Services	73	-	1	-	-	74
Other	(42)	-	-	-	2	(40)

Total Segment EBITDA	$247	$-	$9	$-	$2	$258

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the nine months ended March 31, 2020 and 2019.

	For the nine months ended March 31, 2020

	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)

Revenues:
News and Information Services	$3,520	$(15)	$(28)	$75	$-	$3,552
Subscription Video Services	1,477	-	-	97	-	1,574
Book Publishing	1,259	-	-	10	-	1,269
Digital Real Estate Services	827	(9)	(1)	30	-	847
Other	2	-	-	-	-	2

Total Revenues	$7,085	$(24)	$(29)	$212	$-	$7,244

Segment EBITDA:
News and Information Services	$273	$(2)	$8	$3	$-	$282
Subscription Video Services	219	(1)	-	16	-	234
Book Publishing	167	-	-	1	-	168
Digital Real Estate Services	274	16	1	17	-	308
Other	(115)	-	-	-	5	(110)

Total Segment EBITDA	$818	$13	$9	$37	$5	$882

	For the nine months ended March 31, 2019

	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)

Revenues:
News and Information Services	$3,729	$-	$(49)	$-	$-	$3,680
Subscription Video Services	1,666	-	-	-	-	1,666
Book Publishing	1,335	-	-	-	-	1,335
Digital Real Estate Services	876	-	(3)	-	-	873
Other	2	-	-	-	-	2

Total Revenues	$7,608	$-	$(52)	$-	$-	$7,556

Segment EBITDA:
News and Information Services	$286	$-	$12	$-	$-	$298
Subscription Video Services	295	-	-	-	-	295
Book Publishing	209	-	-	-	-	209
Digital Real Estate Services	299	-	3	-	-	302
Other	(114)	-	-	-	8	(106)

Total Segment EBITDA	$975	$-	$15	$-	$8	$998

NOTE 3 – ADJUSTED NET INCOME (LOSS) ATTRIBUTABLE TO NEWS CORPORATION STOCKHOLDERS AND ADJUSTED EPS

The Company uses net income (loss) attributable to News Corporation stockholders and diluted earnings per share (“EPS”) excluding expenses related to U.K. Newspaper Matters, impairment and restructuring charges and “Other, net”, net of tax, recognized by the Company or its equity method investees, as well as the settlement of certain pre-Separation tax matters (“adjusted net income (loss) attributable to News Corporation stockholders” and “adjusted EPS,” respectively), to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period, as well as certain non-operational items. The calculation of adjusted net income (loss) attributable to News Corporation stockholders and adjusted EPS may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted net income (loss) attributable to News Corporation stockholders and adjusted EPS are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income (loss) attributable to News Corporation stockholders and net income (loss) per share as determined under GAAP as a measure of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following tables reconcile reported net (loss) income attributable to News Corporation stockholders and reported diluted EPS to adjusted net income attributable to News Corporation stockholders and adjusted EPS for the three and nine months ended March 31, 2020 and 2019.

	For the three months ended			For the three months ended
	March 31, 2020			March 31, 2019
(in millions, except per share data)	Net (loss) income attributable to stockholders	EPS		Net income attributable to stockholders	EPS
Net (loss) income	$(1,036)	$		$23	$
Less: Net loss (income) attributable to noncontrolling interests	306			(13)

Net (loss) income attributable to News Corporation stockholders	$(730)		$(1.24)	$10		$0.02
U.K. Newspaper Matters	4		0.01	2		-
Impairment and restructuring charges(a)	1,125		1.90	34		0.05
Other, net	(13)		(0.02)	(3)		-
Tax impact on items above	(52)		(0.09)	(15)		(0.03)
Impact of noncontrolling interest on items above	(319)		(0.53)	(2)		-

As adjusted	$15		$0.03	$26		$0.04

(a)

During the three months ended March 31, 2020, the Company recognized non-cash impairment charges of $931 million related to the goodwill and indefinite-lived intangible assets at Foxtel and a non-cash impairment charge of $175 million as a result of the reclassification of News America Marketing to assets held for sale.

	For the nine months ended			For the nine months ended
	March 31, 2020			March 31, 2019
(in millions, except per share data)	Net (loss) income available to stockholders	EPS		Net income available to stockholders	EPS
Net (loss) income	$(1,144)	$		$270	$
Less: Net loss (income) attributable to noncontrolling interests	272			(64)

Net (loss) income available to News Corporation stockholders	$(872)		$(1.48)	$206		$0.35
U.K. Newspaper Matters	5		0.01	8		0.01
Impairment and restructuring charges (a)	1,451		2.46	71		0.12
Other, net	(19)		(0.03)	(30)		(0.05)
Tax impact on items above	(98)		(0.17)	(25)		(0.05)
Impact of noncontrolling interest on items above	(321)		(0.54)	(4)		-

As adjusted	$146		$0.25	$226		$0.38

(a)

During the nine months ended March 31, 2020, the Company recognized non-cash impairment charges of $931 million related to the goodwill and indefinite-lived intangible assets at Foxtel and a non-cash impairment charge of $175 million as a result of the reclassification of News America Marketing to assets held for sale. During the nine-months ended March 31, 2020, in addition to the write-down of News America Marketing to fair value less costs to sell, the Company recognized non-cash impairment charges of $292 million, primarily related to the goodwill and indefinite-lived intangible assets at News America Marketing.